EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-71983 of Webster Financial Corporation on Form S-4 of our report dated January 23, 1998, incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997 of Village Bancorp, Inc. ("Village") and appearing in the Village Annual Report to Shareholders, and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Stamford, Connecticut
March 18, 1999